Exhibit 10.7

A.F.J. DEVELOPMENT COMPANY L.L.C.
AND
KELLY PROPERTIES, LLC
AGREEMENT OF PURCHASE AND SALE
999 W. BIG BEAVER, 911 W. BIG BEAVER AND 2690 CROOKS ROAD
TROY, MICHIGAN

111803.000006 4820-2222-5323.10

THIS AGREEMENT is made and entered into this 4th day of December, 2019, (“Contract Date”) by and between KELLY PROPERTIES, LLC, a Delaware limited liability company (“Seller”), and A.F.J. DEVELOPMENT COMPANY L.L.C., a Michigan limited liability company (“Purchaser”).
RECITALS:
A. Seller is the current owner of the Project (as defined below).
B. Seller desires to sell the Project to Purchaser and Purchaser desires to buy the Project from Seller.
C. Seller’s parent, Kelly Services, Inc. (“Kelly”) and Purchaser shall enter into several leases for Kelly’s continued occupation of portions of the Project (the “Kelly Leases”).
NOW, THEREFORE, Seller and Purchaser agree as follows
1.SALE. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below, and on the terms and conditions set forth in this Agreement, the Project (as hereinafter defined), including those certain buildings containing that approximate number of square feet specified on Exhibit A-1 attached hereto (the “Buildings”). The Buildings are commonly known by the street addresses described on Exhibit A-1. For purposes of this Agreement the term “Project” or “Property” shall be deemed to mean, on a collective basis: (a) the parcels of land described in Exhibit A attached hereto (the “Land”), together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said Land and any water or mineral rights owned by, or leased to, Seller; (b) all improvements located on the Land, including, but not limited to, the Buildings, and all other structures, systems, and utilities associated with, and utilized by Seller in, the ownership and operation of the Buildings, including all fixtures and capital improvements (such as the HVAC, freezers and coolers) but specifically excluding all racking and shelving systems, inventory, other operating equipment, conveyor systems and the like (all such improvements being collectively referred to as the “Improvements”); and (c) all, if any, development rights and entitlements and other intangible property related to the Land or Building owned by Seller (the “Intangible Personal Property”).
2.PURCHASE PRICE. The total purchase price to be paid to Seller by Purchaser for the Project shall be Fifty Eight Million Five Hundred Thousand and 00/100 Dollars ($58,500,000.00) (the “Purchase Price”). Provided that all conditions precedent to Purchaser and Seller’s obligations to close as set forth in this Agreement (“Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder [including all Earnest Money (hereinafter defined) credited against the Purchase Price] by federal wire transfer of immediately available funds, to the Closing escrow account at the Title Company, at or prior to Closing.
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3.CLOSING. The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place at a location reasonably and mutually agreed by the parties, on the basis of a “New York-style” closing with a representative of the Title Company (as hereinafter defined) in attendance. The Closing shall occur during the first quarter of 2020, but in no event later than March 13, 2020, on or before the close of business, or at such other time as the parties may agree upon in writing (the “Closing Date”). The Closing shall be effective as of 12:01 A.M. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Project shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject, however, to the terms and conditions of Section 15 below.
4.EARNEST MONEY.
4.1 Escrowee. On the Contract Date, the parties shall enter into an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement,” the escrow created thereby being referred to herein as the “Escrow”), designating ATA National Title Group as the escrowee thereunder (“Escrowee”). The parties hereby authorize their respective attorneys to execute the Escrow Agreement and to make such amendments thereto as they shall deem necessary or convenient to close the transaction contemplated hereby.
4.2 Earnest Money Deposit. Not later than two (2) business days following the Contract Date, Purchaser shall deposit into the Escrow, in accordance with the terms of the Escrow Agreement, and as its earnest money deposit (the “Earnest Money”), the sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00). The Earnest Money shall be nonrefundable, except in the event of a Seller default or the failure of the Lease Condition (defined below). At Closing, the Earnest Money shall be delivered to Seller and credited against the Purchase Price. All interest (if any) earned on the Earnest Money shall be paid to Purchaser.
5.SELLER’S DELIVERIES. Pursuant to the terms of the that certain Access and Due Diligence Agreement dated November 18, 2019 (the “Access Agreement”), Seller has delivered to Purchaser, to the extent in Seller’s possession or control, the documents listed as “Seller’s Deliveries” on Exhibit C, attached hereto. The terms of the Access Agreement are hereby incorporated into this Agreement, and shall govern Purchaser’s further inspections of the Project. Seller makes no representation or warranty of any kind or nature (and expressly disclaims any and all representations and warranties) regarding the accuracy or completeness of any and all documents prepared by third parties, provided by Seller to Purchaser, it being expressly acknowledged and agreed that any such documents are provided as an accommodation to Purchaser and shall not be binding upon Seller.
6.INSPECTION PERIOD.
6.1 Basic Project Inspection. Seller has provided Purchaser access to complete Purchaser’s due diligence of the Project, pursuant to the terms of the Access Agreement. At all times prior to Closing, the terms of the Access Agreement shall be extended and Purchaser shall continue to have the right to access the Project pursuant to the terms set
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forth in the Access Agreement; however, Purchaser acknowledges that Purchaser shall not have any right to terminate this Agreement as a result of the “Purchaser Investigation” (as defined in the Access Agreement). The parties hereto acknowledge that Purchaser may expend material sums of money in reliance on Seller’s obligations under this Agreement, in connection with negotiating and executing this Agreement, furnishing the Earnest Money, conducting the inspections contemplated by the Access Agreement, and preparing for Closing, and that Purchaser would not have entered into this Agreement without the availability of the right to complete the Purchaser Investigation. The parties therefore agree that adequate consideration exists to support Seller’s obligations hereunder.
6.2 Municipal Inspections. To the extent that the municipality, county or state in which the Project is located requires a pre-Closing inspection of the Project or any part thereof, Purchaser shall: (i) timely order the inspection to not delay Closing; (ii) pay the cost of the inspection; (iii) perform any repairs, maintenance or replacements required as a result of the inspection; and (iv) post a performance bond or other security, if required.
7.TITLE AND SURVEY MATTERS.
7.1 Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a covenant deed (“Covenant Deed”), in recordable form, conveying the Project to Purchaser or Purchaser’s assignee or designee, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions (as hereinafter defined).
7.2 Title Commitment. Purchaser has received Stewart Title Commitment File No. 63-19650824-SCM dated September 3, 2019 (the “Title Commitment”), issued by Stewart Title Guaranty Company (the “Title Company”), for an owner’s title insurance policy (the “Title Policy”), in the full amount of the Purchase Price, together with copies of all recorded documents evidencing title exceptions raised in Schedule B of the Title Commitment. As a Condition Precedent, the Title Policy shall have all standard and general printed exceptions (except the standard exception for taxes for the current year, which are not yet due and payable at the time of Closing) deleted so as to afford full “extended form coverage”. As a further Condition Precedent, the Title Commitment shall be laterdated to cover the Closing and the recording of the Covenant Deed, and the Title Company shall deliver the Title Policy (or a “marked-up” Title Commitment) to Purchaser concurrently with the Closing, which Title Policy (or “marked-up” Title Commitment, as the case may be) shall evidence fee simple title to the Project in Purchaser, subject only to the Permitted Exceptions, and shall include the coverages and endorsements described in the preceding sentence. Purchaser acknowledges and agrees that unless a new matter is disclosed on a reissued or updated Title Commitment (the “Title Commitment Update”), Purchaser shall not have the right object to the matters set forth in Schedule B of the Title Commitment (the “Schedule B Exceptions”). Such matters are more particularly described on Exhibit D and shall be part of the definition of “Permitted Exceptions” defined in Section 7.4.
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7.3 Survey. Purchaser shall order, at Purchaser’s sole cost and expense, an asbuilt survey of the Project (the “Survey”), prepared by a surveyor duly registered in the State of Michigan, and certified by said surveyor as having been prepared in accordance with the most currently available minimum detail and classification requirements of the land survey standards of the American Land Title Association. The Survey shall be dated as of a date on or after the Contract Date, and certified to Purchaser and its assigns, Purchaser’s designated lender(s), if any, and the Title Company. The Survey shall show any encroachments of the Improvements onto adjoining properties, easements, set-back lines or right-of-way, and any encroachments of adjacent improvements onto the Project, and shall comply with any requirements imposed by the Title Company as a condition to the removal of the survey exception from the standard printed exceptions in Schedule B of the Title Commitment. Without limitation of the foregoing, the Survey shall state the legal description of the Land, the square footage of the Land and each Building, the number and location of all parking spaces on the Land, and whether the Land is located in an area designated by an agency of the United States as being subject to flood hazards or flood risks. Should the Survey indicate the presence of any encroachments by or upon the Project, or other matters that do or could adversely affect the value or marketability of title to such Project, or other matters that do or could adversely affect Purchaser’s use, operation or financing of such Project, such matters shall be considered Defects (as defined in Section 7.4), and the cure provisions set forth in Section 7.4 shall apply.
7.4 Defects and Cure. The Survey, the Title Commitment and any Title Commitment Update are collectively referred to as “Title Evidence.” Except with respect to the Permitted Exceptions (including the Schedule B Exceptions), if the Title Evidence discloses any matters to which Purchaser, in its reasonable discretion, shall object (the “Defects”), Purchaser shall notify Seller thereof (the “Defect Notice”), in writing, within five (5) business days following the receipt by Purchaser of the either the Survey or any Title Commitment Update and thereafter Seller shall have the right (but not the obligation) to cure and remove, or obtain title insurance for, such Defects prior to Closing. Within ten (10) days after Seller’s receipt of the Defect Notice, Seller shall notify Purchaser (“Seller’s Response Notice”) as to those Defect(s), if any, that Seller shall attempt to cure or obtain title insurance for prior to Closing, if any. If Seller fails to deliver such Seller’s Response Notice to Purchaser within ten (10) days, Seller shall be deemed to have notified Purchaser that Seller shall not attempt to cure or obtain title insurance for any Defect(s) raised in the Defect Notice. If Seller notifies Purchaser (or is deemed to notify Purchaser) that it will not attempt to cure or obtain title insurance for any or all Defect(s), then Purchaser may (1) terminate this Agreement by written notice to Seller given within five (5) days after Purchaser receives (or is deemed to receive) Seller’s Response Notice, in which event the Earnest Money, shall be released to Seller and neither party shall have any further liability to the other hereunder, except as provided in this Agreement; or (2) proceed to close with no reduction in or offset against the Purchase Price, and thereafter Purchaser shall be deemed to have accepted such Defect(s) as Permitted Exceptions, and Purchaser shall be deemed to automatically and forever waive any and all claims and liabilities against Seller with respect to such Defect(s). To the extent that Purchaser fails to timely and properly notify Seller
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(pursuant to this Section 7) of any such Defect(s), Purchaser shall be deemed to have accepted the same and to automatically and forever waive its right to terminate this Agreement pursuant to this Section 7.4 and such Defect(s) shall be deemed Permitted Exceptions for all purposes hereunder. For purposes of this Agreement, the term, “Permitted Exceptions,” shall mean (1) taxes not yet due and payable; (2) the Schedule B Exceptions (3) those matters that may be specifically approved, in writing, by Purchaser or deemed accepted by Purchaser pursuant to this Section 7.4; (3) the rights of Kelly under the Kelly Leases; and (4) matters arising out of any act of Purchaser or its agents, employees or representatives. Any item contained in a Title Commitment Update or the Survey to which Purchaser does not object in a Defect Notice shall be deemed a Permitted Exception. Notwithstanding anything herein to the contrary, Purchaser shall not be required to object to any mortgage lien, construction lien or other lien or encumbrance created by or through Seller, which may be discharged by payment of a specified or ascertainable amount of money, and all such liens or encumbrances shall not be or become Permitted Exceptions and shall be discharged by Seller at or before Closing.
8.SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date and such representations and warranties (the “Seller’s Representations”) shall survive the Closing for a period of six (6) months (the “Survival Period”):
8.1 Authority. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any governmental authority, or other governmental body or agency asserting jurisdiction over the Project (collectively, “Governmental Authority”), creditor, investor, judicial or administrative body, or other party to such execution, delivery and performance by Seller is required.
8.2 Seller’s Deliveries. The Seller Deliveries provided by Seller to Purchaser are true copies of the Seller Deliveries in Seller’s possession or control.
8.3 Contracts. There are no Contracts (as defined in Exhibit C) of any kind entered into by Seller or known to Seller relating to the management, leasing, operation, maintenance or repair of the Project, except those “Contracts” listed on Exhibit E. Seller has not received any written notice alleging that it has failed to timely perform all of the obligations required to be performed by it, nor alleging that Seller is otherwise in default under, any of such Contracts. Seller shall not assign any Contracts to Purchaser and shall remain liable for all obligations under the Contracts through Seller’s continued operation of the Project pursuant to the Kelly Leases.
8.4 Employees. No employees of Seller shall become employees of Purchaser upon the consummation of the transaction contemplated herein; provided, however, Purchaser has agreed to employ the maintenance and security employees of Kelly at the Project to continue providing those services by “Landlord” under the Kelly Leases.
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8.5 Compliance with Laws and Codes. Seller has not received any written notice that the entirety of the Project (including the Improvements), and the use and operation thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes (including environmental laws).
8.6 Litigation. Seller, to its actual knowledge, has not received any written notice of any pending, or threatened, judicial, municipal or administrative proceedings materially affecting the Project, or in which Seller is or will be a party by reason of Seller’s ownership or operation of the Project or any portion thereof.
8.7 Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or, to Seller’s actual knowledge, threatened, against Seller, nor are any of such proceedings contemplated by Seller.
8.8 Re-Zoning. Seller is not a party to, nor does Seller have any actual knowledge of, any threatened proceeding for the rezoning of the Project,
8.9 No Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Project are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Project is subject.
8.10 Real Estate Taxes. Seller has received no notice of, nor does Seller have any actual knowledge of any proposed assessments or any public improvements affecting the Property which have been ordered to be made and/or which have not heretofore been completed, assessed and paid for.
8.11 Hazardous Materials. Seller has not received written notice of and has no knowledge that the Project is in violation of any Environmental Requirements. Seller has not received any written notice or report alleging any release of Hazardous Materials at the Project.
8.12 United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.
8.13 Condemnation. Seller has not received any written notice advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of the Project.
        As used herein, the term “to Seller’s knowledge” and “to Seller’s actual knowledge” shall mean only the “current actual knowledge” (as defined below) of Brian Mioduszewski who is the person with the most knowledge and experience in connection with the ownership and operation of the Property by Seller. As used herein, the term “current actual knowledge” shall mean only
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the actual, current, conscious and not constructive, imputed or implied knowledge of such designee after having made a review of his files but no other inquiry. Anything herein to the contrary notwithstanding, such designee shall not have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement or any of the Seller’s representation herein being or becoming untrue, inaccurate or incomplete in any respect. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability for any breach of a Seller representation to the extent that Purchaser knew such representation was false or otherwise had knowledge that such representation had been breached by Seller on or before the Contract Date.
        Notwithstanding anything to the contrary in this Agreement, no claim for a breach of any Seller Representations, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually disclosed to, or actually known by, Purchaser prior to Closing, (b) the valid claims for all such breaches collectively aggregate more than One Hundred Thousand and 00/100 Dollars ($100,000.00), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of the Survival Period, and an action with respect to such breach(es) shall have been commenced by Purchaser against Seller within nine (9) months after Closing. Notwithstanding anything contained herein to the contrary, the maximum amount that Purchaser shall be entitled to collect from Seller in connection with all suits, litigation or administrative proceedings resulting from all breaches by Seller of any Seller Representations or any covenants of Seller shall in no event exceed One Million and 00/100 Dollars ($1,000,000.00) in the aggregate. Notwithstanding anything to the contrary contained herein, if Purchaser is notified in any document, or in writing by Seller, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge, that any Seller Representation made by Seller is not true or correct as of the Contract Date, or that such Seller Representation is not true or correct on or before the Closing, or is notified in any document, or in writing by Seller, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge that Seller has failed to perform any covenant and agreement herein contained, and Purchaser shall nevertheless acquire the Project notwithstanding such fact, Purchaser shall not be entitled to commence any action after Closing to recover damages from Seller due to such Seller Representation(s) failing to be true or correct (and Purchaser shall not be entitled to rely on such Seller Representation) or such covenant(s) and agreement(s) having failed to be performed by Seller. The terms of this paragraph shall survive Closing and shall not be merged into any document of conveyance.
9.PURCHASER’S COVENANTS AND REPRESENTATIONS. Purchaser represents and warrants to Seller that the following matters are true as of the Contract Date:
9.1 Authority. The execution and delivery of this Agreement by Purchaser, and the performance of this Agreement by Purchaser, have been duly authorized by Purchaser, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Purchaser is required.
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9.2 No Conflict. To Purchaser’s knowledge, the execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or to Purchaser’s knowledge, any order, rule or regulation of any court or other governmental agency or official.
Purchaser’s representations and warranties contained in this Section 9 shall survive Closing for a period of six (6) months.
10.COVENANTS OF SELLER. Effective as of the Contract Date, Seller hereby covenants with Purchaser as follows:
10.1 New Leases. During the term of this Agreement and except for the Kelly Leases, Seller shall not execute any leases, licenses, or other agreements affecting the ownership or operation of the Project, without Purchaser’s prior written approval.
10.2 New Contracts. Seller shall provide to Purchaser copies of any new Contracts entered into prior to Closing, and in no event shall Seller enter into any Contracts that would result in any liability or obligations for the fee owner of the Project without the prior written consent of Purchaser.
10.3 Insurance. The Insurance Policies shall remain continuously in force through and including the Closing Date.
10.4 Operation of Project. Seller shall operate and manage the Project in the same manner in which it is being operated as of the Contract Date, maintaining present services, and shall maintain the Project in its same repair and working order. Between the Contract Date and the Closing Date, Seller shall not take or omit to take any action that would cause any of the warranties or representations set forth in Section 8 hereof to be untrue as of the Closing Date in any material respect. Except as otherwise specifically provided herein, at Closing, Seller shall deliver the Project in substantially the same condition as exists on the Contract Date, reasonable wear and tear and damage by casualty or condemnation excepted.
10.5 No Assignment. After the Contract Date and prior to Closing, except as otherwise provided herein, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Project or any interest therein.
10.6 Change in Conditions. Seller shall, to the extent Seller obtains actual knowledge thereof, promptly notify Purchaser of any change in any condition with respect to the Project, or of the occurrence of any event or circumstance, that makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading, or any covenant of Seller under this Agreement incapable of being performed, it being understood that Seller’s obligation to provide notice to Purchaser under this Section 10.6 shall in no way abrogate Purchaser’s right to terminate this Agreement or relieve Seller of
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any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement, except as may otherwise be expressly provided herein.
10.7 Additional Encumbrances. From and after the Contract Date, Seller shall not further lien or otherwise encumber the Project.
10.8 Marketing. From and after the Contract Date, Seller shall not market the Project.
11.ADDITIONAL CONDITION PRECEDENT TO CLOSING. In addition to the other conditions enumerated in this Agreement, the following shall be an additional Condition Precedent to the parties obligation to close hereunder:
11.1 Kelly Leases. Prior to Closing, Purchaser and Seller shall negotiate the Kelly Leases for 999 West Big Beaver Road, 911 West Big Beaver Road and 2690 Crooks Road (each a “Kelly Lease” and collectively, the “Kelly Leases”), the principal terms of which are set forth on Exhibit F. On or before January 20, 2019, Purchaser and Seller shall agree upon (and confirm to one-another in writing) the form of the Kelly Leases (the “Lease Condition”). Each parties obligation to close the transaction hereunder is contingent upon the satisfaction of the Lease Condition. If the parties do not timely satisfy the Lease Condition, then until the Lease Condition is satisfied, either party may terminate this Agreement by written notice to the other, in which event the Earnest Money shall be returned to Purchaser. Possession of the Project shall not be delivered to Purchaser prior to Closing, and after Closing, Kelly shall retain possession of the Project under the terms of the Kelly Leases.
12.CLOSING DELIVERIES.
12.1 At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following, in form and substance acceptable to Purchaser:
12.1.1 Deed. Covenant Deed, executed by Seller, in recordable form conveying the Project to Purchaser warranting only that Seller has not sold or encumbered the Project during its period of ownership, subject to the Permitted Exceptions.
12.1.2 General Assignment. An assignment, executed by Seller, to Purchaser of all right, title and interest of Seller and its agents in and to the Intangible Personal Property.
12.1.3 Keys. Keys to all locks located in the Project, to the extent in Seller’s possession or control; provided, however, Kelly shall be permitted to hold copies of such keys in connection with Kelly’s continued occupation of the Project pursuant to the Kelly Leases.
12.1.4 Kelly Leases. Kelly Leases, executed by Kelly.
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12.1.5 ALTA Statement. If required by the Title Company, an ALTA (or comparable) Statement, each executed by Seller and in form and substance acceptable to the Title Company.
12.1.6 Title Policy. The Title Policy (or a “marked-up” Title Commitment) issued by the Title Company, dated as of the date of the recordation of the Covenant Deed in the amount of the Purchase Price, with the ALTA 34 Endorsement.
12.1.7 Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.
12.1.8 Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
12.1.9 Closing Certificate. A certificate, signed by Seller, certifying that all covenants required to be performed by Seller prior to the Closing Date have been performed, in all material respects.
12.1.10 Other. Such other documents and instruments as may reasonably be required by the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.
12.2 At Closing, Purchaser shall deliver or cause to be delivered to Seller the following:
12.2.1 Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.
12.2.2 Kelly Leases. Kelly Leases, executed by Purchaser.
12.2.3 Purchase Price. The Purchase Price, subject to closing costs and prorations provided in this Agreement.
13.PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Seller and Purchaser as of the Closing Date in accordance with the custom for the locale of the Project:
         (a) Purchaser and Seller shall divide the cost of any earnest money and closing escrows hereunder equally between them (except for any escrow established solely to accommodate Purchaser’s lender, if any, and for any incremental cost of such lender’s participation in any escrow established by the parties).
         (b) All real estate taxes, personal property taxes, ad valorem taxes and all assessments applicable to the Project shall be prorated on a “due date” basis.
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         (c) Amounts paid or payable under the Contracts being assumed by Purchaser, if any, shall be prorated.
         (d) Such other items that are customarily prorated in transactions of this nature for the locale of the Project shall be ratably prorated.
         (e) If any information is unavailable at the Closing that prevents Purchaser and Seller from finalizing adjustments and prorations pursuant to this Agreement, then Purchaser and Seller agree to allocate such items on a fair and equitable basis at the Closing, and then as soon as such information is available, final adjustments shall promptly be made. Payments in connection with the final adjustments shall be due within thirty (30) days of written notice. Notwithstanding the foregoing, all such rights and obligations shall survive the Closing until nine (9) months after the Closing Date.
14.CLOSING EXPENSES. Seller will pay for: (i) subject to Section 13(a) above, one-half of the cost of any escrows hereunder, (ii) the cost of the premium for the base Title Policy and the ALTA 34 Endorsement, (iii) any fees or premiums, of any nature, associated with prepayment of debt encumbering the Project, and (iv) any local, county, or state transfer taxes payable upon or in connection with the recording of the Covenant Deed. Purchaser will pay for (i) subject to Section 13(a) hereof, one-half of any escrow costs hereunder, (ii) the cost of recording the Covenant Deed, (iii) the cost of any “extended form coverage” for the title policy, (iv) the cost of any additional endorsements to the Title Policy (other than the ALTA 34), and (v) the cost of the Survey. Each party will be responsible for paying its own attorneys’ fees.
15.DESTRUCTION, LOSS OR DIMINUTION OF PROJECT. If, prior to Closing, all or any portion of the Project is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:
(a)If the aggregate cost of repair or replacement of the Damage (collectively, “repair and/or replacement”) is $200,000.00 or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, Purchaser shall close and take the Project as diminished by such events with an assignment by Seller of any casualty insurance or condemnation proceeds and the payment by Seller to Purchaser of any applicable deductible amounts.
(b)If the aggregate cost of repair and/or replacement is greater than $200,000.00, in the opinion of Purchaser’s and Seller’s respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller in which event the provisions of Subsection 22.7 governing a permitted termination by Purchaser shall apply; or (ii) proceed to close and take the Project as diminished by such events; together with an assignment of the proceeds of Seller’s casualty insurance for all Damage (or condemnation awards for
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any Eminent Domain) and the payment by Seller to Purchaser of any applicable deductible amounts. In such event, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim.
(c)In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 15, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Project is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.
16.DEFAULT.
16.1 Default by Seller.
16.1.1 If Seller shall have failed (prior to a material default by Purchaser hereunder) to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein prior to Closing, and such failure continues until the earlier of: (a) five (5) days following written notice of default from Purchaser; or (b) the Closing Date, or if Seller shall have failed to fulfill its obligation to close the transaction by the Closing Date (in which event no notice shall be necessary), Purchaser may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller with a copy to Escrowee, in which event the Earnest Money shall be returned to Purchaser and Seller shall pay Purchaser an amount equal to Purchaser’s out of pocket expenses incurred in connection with the negotiation or implementation of this Agreement (including, without limitation, due diligence costs and reasonable attorneys’ fees) up to an amount not to exceed Thirty Five Thousand and 00/100 Dollars ($35,000.00); (ii) Purchaser may file an action for specific performance of this Agreement, or (iii) waive said failure or breach and proceed to Closing. If the Closing has not occurred and Purchaser elects (ii) above, then Seller agrees that Purchaser shall not be required to post a bond or any other collateral with the court or any other party as a condition to Purchaser’s pursuit of an action. Purchaser shall have no other remedy for any default by Seller, including any right to damages.
16.1.2 If Purchaser discovers a breach of Seller’s representations, warranties or covenants set forth in Sections 8 or 10 of this Agreement and delivers written notice to Seller of such breach of a representation, warranty or covenant during the Survival Period, then, in lieu of the remedies set forth in Section 16.1.1 above, then subject to the limitations set forth in Section 8, Purchaser shall have the right to pursue all remedies available at law or in equity. To the extent Purchaser has knowledge of a breach of a representation, warranty or covenant set forth in this Agreement and still proceeds to close, Purchaser shall be deemed to have waived all rights and remedies against Seller as a result of such breach.
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16.2 Default by Purchaser. In the event Purchaser defaults in its obligations defaults in any material respect in its obligations to perform any of the covenants and agreements contained herein to be performed by Purchaser within the time for performance as specified herein (including Purchaser’s obligation to close), then Seller’s sole and exclusive remedy shall be to cause the Escrowee to deliver the Earnest Money, together with all interest earned thereon, to Seller, the amount thereof being fixed and liquidated damages, it being understood that Seller’s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties’ best current estimate of such damages. Seller shall have no other remedy for any default by Purchaser; provided, however that, notwithstanding the foregoing, in the event Purchaser defaults in any of its post-closing obligations under this Agreement, Seller shall have all of its remedies at law or in equity on account of such default.
17.SUCCESSORS AND ASSIGNS; TAX-DEFERRED EXCHANGE.
17.1 Assignment. Neither party shall assign this Agreement without the prior written consent, except that (a) either party may assign to an Intermediary (as defined below), and (b) Purchaser may assign its interest in and obligations under this Agreement to any entity controlling, controlled by, or under common control with Purchaser, (any such entity, an “Affiliate”) so long as Purchaser notifies Seller of the assignment at least three (3) business days prior to Closing; provided that no such assignment by Purchaser shall relieve Purchaser of its obligations and liabilities under this Agreement.
17.2 Tax-Deferred Exchange. Either party may assign all or any of its right, title and interest under this Agreement to any third party intermediary (an “Intermediary”) in connection with a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”), In the event a party elects to assign this Agreement to an Intermediary, the other party shall reasonably cooperate with the assigning party (without incurring any additional liability or any additional third party expenses, however) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of the assigning party’s assignment of this Agreement to the Intermediary.
18.LITIGATION. In the event of litigation between the parties with respect to the Project, this Agreement, the Escrow Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement or the Escrow Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 18 shall survive termination of this Agreement.
19.NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

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Seller:	Kelly Properties, LLC
999 W. Big Beaver Road
Troy, Michigan 48084-4782
Attn: Hannah Lim-Johnson
Email: Hannah.lim@kellyservices.com

With a copy to	Kelly Properties, LLC
999 W. Big Beaver Road
Troy, Michigan 48084-4782
Attn: Brian Mioduszewski
Email: BRIM681@kellyservices.com

with a copy to
its attorneys:	Dykema Gossett PLLC
39577 Woodward Avenue
Suite 300
Bloomfield Hills, Michigan 48304
Attn: Kyle R. Hauberg, Esq.
Email: khauberg@dykema.com

Purchaser:	A.F.J. Development Company L.L.C.
4036 Telegraph Road, Suite 201
Bloomfield Hills, Michigan 48302
Attn: Jordan Jonna
Email: jjonna@afjonna.com

with a copy to
its attorneys:	David W. Yaldo, PC
4036 Telegraph Road, Suite 204
Bloomfield Hills, Michigan 48302
Attn: David Yaldo, Esq.
Email: dyaldo@sypclaw.com

Notices shall be deemed properly delivered and received (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other commercial overnight courier; or (iii) the same day when sent by confirmed email with a copy sent by Federal Express or other commercial overnight courier.
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20.BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 17 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.
21.BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Cushman & Wakefield (“Seller’s Broker”). Upon Closing of the transaction which is the subject of this Agreement, Seller shall pay the brokers’ commission due to Seller’s Broker pursuant to the terms of a separate agreement between Seller and Seller’s Broker. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party, other than Seller’s Broker, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 21 shall survive the Closing or any earlier termination of this Agreement.
22.MISCELLANEOUS.
22.1 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
22.2 Time of the Essence. Time is of the essence of this Agreement.
22.3 Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State in which the Project is located.
22.4 Construction. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.
22.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Project is located.
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22.6 Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.
22.7 Permitted Termination. In the event that Purchaser exercises any right it may have hereunder to terminate this Agreement, the Earnest Money, together with all interest earned thereon, shall be immediately released to Seller (except in the event of a Seller default) and neither party shall have any further liability under this Agreement except as otherwise expressly provided hereunder.
22.8 No Reliance.  This Agreement represents the full and complete agreement between  Seller and  Purchaser.  Any representations, warranties, promises or conditions, whether written or oral, not specifically incorporated (by reference or otherwise) into this Agreement shall not be binding upon either of the parties hereto, and each of the parties hereto acknowledges that it has not relied upon, in entering into this Agreement, any representation, warranty, promise or condition not specifically set forth in this Agreement.  All discussions, negotiations and writings have been and are merged into this Agreement.
22.9 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record of the county where the Property is located, or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Property is located.
22.10 Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENT DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.
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22.11 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DEED OR ANY OF THE CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW) OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES, THAT, EXCEPT AS OTHERWISE SET FORTH HEREIN, NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND ANY OTHER CLOSING DOCUMENT, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND, EXCEPT AS OTHERWISE SET FORTH HEREIN, WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE
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PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, EXCEPT AS SET FORTH HEREIN, MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS OTHERWISE SET FORTH HEREIN, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND ANY OTHER CLOSING DOCUMENT, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SECTION 22.13 SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.
PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM AND WAIVES ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL CONDITION AT THE PROJECT (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROJECT), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROJECT, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH OR ARISING OUT OF CERCLA (THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, 42 U.S.C. ‘9601 ET SEQ., AS AMENDED BY THE SUPERFUND AMENDMENT AND REAUTHORIZATION ACT OF 1986, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, 42 U.S.C. ‘6901 ET SEQ., OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO OR AFFECTING THE PROJECT.
As used in this Agreement, “Hazardous Materials” shall mean any substance which is or contains (1) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended
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(42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements as defined below, or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.
As used in this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

KELLY PROPERTIES, LLC, a Delaware limited liability company

By: /s/ Olivier Thirot
Name: Olivier Thirot
Its: EVP, CFO Kelly Services

PURCHASER:

A.F.J. DEVELOPMENT COMPANY L.L.C., a Michigan limited liability company____________________

By: /s/ Jordan Jonna
Name: Jordan Jonna
Its: Manager

111803.000006 4820-2222-5323.10  SELLER SIGNATURE PAGE Big Beaver PSA

SCHEDULE OF EXHIBITS

A Land
A-1 Address and Size of Building
B Escrow Agreement
C Seller’s Deliveries
D Permitted Exceptions
E Contracts
F Kelly Lease Terms

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EXHIBIT A
Legal Description of the Land
The land referred to in this commitment is described as follows: City of Troy, County of Oakland, State of Michigan
Parcel 1:
Part of the Northwest 1/4, Section 28, Town 2 North, Range 11 East, City of Troy, Oakland County, Michigan, beginning at point distant South 02 degrees 21 minutes 41 seconds East 400 feet from Northwest Section corner; thence North 87 degrees 34 minutes 19 seconds East 60 feet; thence North 02 degrees 25 minutes 41 seconds West 340.09 feet; thence North 87 degrees 28 minutes 55 seconds East 410 feet; thence South 02 degrees 31 minutes 05 seconds East 452 feet; thence North 87 degrees 28 minutes 55 seconds East 355 feet; thence South 02 degrees 31 minutes 05 seconds East 115 feet; thence South 87 degrees 28 minutes 55 seconds West 825.89 feet; thence North 02 degrees 25 minutes 41 seconds West 227 feet to beginning, EXCEPT that part taken for Big Beaver Road described as beginning at point distant South 02 degrees 25 minutes 41 seconds East 60 feet and North 87 degrees 28 minutes 55 seconds East 60 feet from Northwest Section corner; thence North 87 degrees 28 minutes 55 seconds East 410 feet; thence South 02 degrees 31 minutes 05 seconds East 42 feet; thence South 87 degrees 28 minutes 55 seconds West 410.07 feet; thence North 02 degrees 25 minutes 41 seconds West 42 feet to beginning, also EXCEPT that part taken for Crooks Road described as beginning at point distant South 02 degrees 25 minutes 41 seconds East 400 feet and North 87 degrees 34 minutes 19 seconds East 33 feet from Northwest Section corner; thence North 87 degrees 37 minutes 58 seconds East 27 feet; thence South 02 degrees 25 minutes 41 seconds East 226.91 feet; thence South 87 degrees 28 minutes 55 seconds West 27 feet; thence North 02 degrees 25 minutes 41 seconds West 226.95 feet to the point of beginning.
Parcel 2:
Part of the Northwest 1/4 of Section 28, Town 2 North, Range 11 East, City of Troy, Oakland County, Michigan, being more particularly described as follows: Beginning at a point distant South 02 degrees 25 minutes 41 seconds East 60 feet and North 87 degrees 28 minutes 55 seconds East 470 feet from the Northwest corner of Section 28; thence North 87 degrees 28 minutes 55 seconds East 240 feet; thence South 02 degrees 31 minutes 05 seconds East 452 feet; thence South 87 degrees 28 minutes 55 seconds West 240 feet; thence North 02 degrees 31 minutes 05 seconds West 452 feet to the point of beginning, EXCEPT the North 42 feet deeded for highway purposes, as recorded in Liber 6029, Page 776, Oakland County Records.
Together with the following Easements:
A six (6) foot private easement for sanitary sewer, being a part of the Northwest 1/4 of Section 28, Town 2 North, Range 11 East, City of Troy, Oakland County, Michigan, being more particularly described as: Beginning at a point distant South 02 degrees 25 minutes 41 seconds East 60.00 feet, North 87 degrees 28 minutes 55 seconds East 710 feet and South 02 degrees 31

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minutes 05 seconds East 446.00 feet from the Northwest corner of said Section 28; thence North 87 degrees 28 minutes 55 seconds East 115.00 feet; thence South 02 degrees 31 minutes 05 seconds East 6.00 feet; thence South 87 degrees 28 minutes 55 seconds West 115.00 feet; thence North 02 degrees 31 minutes 05 seconds West 6.00 feet to the point of beginning.
AND
A twelve (12) foot private easement for public sanitary sewer, being a part of the Northwest 1/4 of Section 28, Town 2 North, Range 11 East, City of Troy, Oakland County, Michigan, being more particularly described as: Beginning at a point distant South 02 degrees 25 minutes 41 seconds East 60.00 feet, North 87 degrees 28 minutes 55 seconds East 710.00 feet, South 02 degrees 31 minutes 05 seconds East 446.00 feet and North 87 degrees 28 minutes 55 seconds East 115.00 feet from the Northwest corner of said Section 28; thence North 87 degrees 28 minutes 55 seconds East 12.00 feet; thence South 02 degrees 21 minutes 05 seconds East 121.00 feet; thence South 87 degrees 28 minutes 55 seconds West 12.00 feet; thence North 02 degrees 31 minutes 05 seconds West 121.00 feet to the point of beginning.
AND
A twelve (12) foot private easement for public storm sewer, being a part of the Northwest 1/4 of Section 28, Town 2 North, Range 11 East, City of Troy, Oakland County, Michigan, being more particularly described as: Beginning at a point distant South 2 degrees 25 minutes 41 seconds East 60 feet and North 87 degrees 28 minutes 55 seconds East 470 feet and South 2 degrees 31 minutes 5 seconds East 452 feet and North 87 degrees 28 minutes 55 seconds East 228 feet from the Northwest corner of Section 28; thence North 87 degrees 28 minutes 55 seconds East 12 feet; thence South 2 degrees 31 minutes 5 seconds East 115 feet; thence South 87 degrees 28 minutes 55 seconds West 12 feet; thence North 2 degrees 31 minutes 5 seconds West 115 feet to the point of beginning in favor of grantees property.
Parcel 3:
A part of the Northwest 1/4 of Section 28, Town 2 North, Range 11 East, City of Troy, Oakland County, Michigan, being more particularly described as beginning at a point on the East line of Crooks Road (120 feet wide) distant South 02 degrees 25 minutes 41 seconds East 626.91 feet and North 87 degrees 34 minutes 19 seconds East 60.00 feet from the Northwest corner of said Section 28; thence North 87 degrees 28 minutes 55 seconds East 528.89 feet; thence South 02 degrees 31 minutes 05 seconds East 306.70 feet; thence South 87 degrees 23 minutes 39 seconds West 529.37 feet to a point on the East line of Crooks Road; thence along said East line of Crooks Road North 02 degrees 25 minutes 41 seconds West 307.51 feet to the point of beginning.
Parcel 4:
The East 484 feet of the West 544 feet of the South 400 feet of the North 1/2 of the Northwest 1/4 corner of Section 28, Town 2 North, Range 11 East, City of Troy, Oakland County, Michigan.

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Commonly Known as: 999 and 911 W. Big Beaver and 2690 Crooks Road, Troy, MI
Tax ID: 20-28-101-034; 20-280101-032; 20-28-101-047; and 20-28-101-003

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EXHIBIT A-1
Address and Size of Building
1. 999 W. Big Beaver, Troy, MI 48084 with Parcel IDs of 20-28-101-034 and 20-28-101-047, including approximately 180,500 square foot office building.
2. 911 W. Big Beaver, Troy, MI 48084 with Parcel ID of 20-28-101-032, including approximately 50,010 square foot office building.
3. 2690 Crooks Road, Troy, MI 48084, with Parcel ID of 20-28-101-003, including approximately 80,000 square foot office building.

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EXHIBIT B
Earnest Money Escrow Instructions

        These Earnest Money Escrow Instructions (“Instructions”) are entered into as of this _______ day of December, 2019 by and among KELLY PROPERTIES, LLC, a Delaware limited liability company (“Seller”), A.F.J. DEVELOPMENT COMPANY L.L.C., a (“Purchaser”), and ATA NATIONAL TITLE GROUP (“Escrowee”).
WHEREAS, Purchaser and Seller entered into an Agreement of Purchase and Sale, dated December __, 2019 (the “Agreement”), for the purchase and sale of the Project (as defined in the Agreement and hereinafter collectively referred to as the “Property”); and
-WHEREAS, the parties desire to enter into escrow instructions with Escrowee pursuant to which Purchaser shall deposit earnest money, as required under the Agreement (the “Escrow”).
NOW, THEREFORE, in consideration of the mutual covenants contained in these Instructions, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Deposit.
1.1 Earnest Money. Pursuant to the terms and provisions of the Agreement, and within five (5) business days of the date of the Agreement, Purchaser has deposited or will deposit with Escrowee earnest money in the sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) [the “Earnest Money”].
1.2 Investment of Earnest Money. Escrowee shall invest the Earnest Money in interest-bearing securities, bank deposits and/or so-called “money market funds” established and managed by nationally recognized firms, as selected by Purchaser. All interest earned on the Earnest Money shall be paid as specifically provided in these Instructions.
2.Application of Earnest Money at Closing.
2.1 At Closing. At Closing (as defined in the Agreement), (i) the Earnest Money shall be delivered by Escrowee to Seller and credited against the payment of the Purchase Price, and (ii) all interest earned thereon shall be delivered by Escrowee to Purchaser, whereupon the Escrow shall terminate.
2.2 Intentionally Omitted.
3.Default.
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3.1 Purchaser’s Default. In the event that Purchaser breaches or defaults under the obligations imposed on it under the Agreement, and Seller desires to obtain the Earnest Money from Escrowee (pursuant to the terms of the Agreement), Seller shall be required to present to Escrowee: Seller’s affidavit of default (the “Default Affidavit”), executed under penalty of perjury by an authorized representative of Seller, certifying to Purchaser and Escrowee that Purchaser is in default under the Agreement and, therefore, Seller is entitled to the Earnest Money proceeds. Upon receipt of the Default Affidavit from Seller, Escrowee shall (i) deliver a copy of the Default Affidavit to Purchaser, in the manner as provided in Section 5 below and (ii) if, within five (5) business days after the date on which the Default Affidavit is deemed to be delivered to Purchaser (pursuant to Section 5 below), Escrowee has not received from Purchaser a notice (“Objection Notice”) objecting to Escrowee’s compliance with the Default Affidavit, Escrowee shall deliver the Earnest Money, together with all interest earned thereon, to Seller.
3.2 Seller’s Default. In the event that Seller breaches or defaults under the obligations imposed on it under the Agreement, and Purchaser desires the return of the Earnest Money from Escrowee (pursuant to the terms of the Agreement), Purchaser shall be required to present to Escrowee: its own Default Affidavit executed under penalty of perjury by an authorized representative of Purchaser certifying to Seller and Escrowee that Seller is in default under the Agreement and, therefore, Purchaser is entitled to return of the Earnest Money proceeds. Upon receipt of the Default Affidavit from Purchaser, Escrowee shall (i) deliver a copy of the Default Affidavit to Seller as provided in Section 5 below, and (ii) if, within five (5) business days after the date on which the Default Affidavit is deemed to be delivered to Seller (pursuant to Section 5 below), Escrowee has not received from Seller an Objection Notice, objecting to Escrowee’s compliance with the Default Affidavit, Escrowee shall deliver the Earnest Money, together with all interest earned thereon, to Purchaser.
4.Objection Notices. If Escrowee receives an Objection Notice from either Seller or Purchaser within the time period set forth in Section 3 above, then Escrowee shall refuse to comply with the Default Affidavit then in question (“Objectionable Default Affidavit”) until Escrowee receives (a) joint written instructions executed by both Purchaser and Seller, or (b) a final non-appealable order with respect to the disposition of the Earnest Money from a federal or state court of competent jurisdiction (“Court Order”), in either of which events Escrowee shall then disburse the Earnest Money and all interest earned thereon, in accordance with such direction or Court Order, as the case may be. Notwithstanding the immediately preceding sentence, if the party that delivers the Objection Notice does not (i) commence litigation with respect to the Earnest Money by filing a complaint or action for a declaratory judgment in an appropriate court of competent jurisdiction (“Litigation”), and (ii) provide notice and a file-stamped copy of such complaint or action for declaratory judgment to Escrowee and the other party to these Instructions within thirty (30) days after delivery of the then-applicable Objection Notice, then Escrowee shall disburse the Earnest Money in accordance with the Objectionable Default Affidavit.
Notwithstanding anything to the contrary in the Agreement or these Instructions, Seller and Purchaser hereby agree that in the event that (A) either or both of them delivers a Default Affidavit pursuant to Section 3; (B) the recipient of a Default Affidavit delivers an Objection
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Notice in response thereto; (C) the party delivering an Objection Notice commences Litigation; (D) the Litigation is ultimately resolved by the issuance of a Court Order; and (E) the Court Order authorizes the disbursement of the Earnest Money to the party that delivered the Default Affidavit that gave rise to the Objection Notice and ensuing Litigation (the “Initiating Party”), then the party that delivered such Objection Notice shall be required to pay to the Initiating Party interest on the Earnest Money, from the date on which the Initiating Party delivered its Default Affidavit through the date on which the Escrowee disburses the Earnest Money (and all interest accrued thereon) to the Initiating Party, which interest shall be at the per annum rate of five percent (5.0%) in excess of the per annum rate publicly announced, from time to time, by Bank One, N.A. (or its successor) as its “prime” or “base” or “reference” rate of interest.
5.Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to the parties hereto as follows:

Seller:	Kelly Properties, LLC
999 W. Big Beaver Road
Troy, Michigan 48084-4782
Attn: Hannah Lim-Johnson
Email: Hannah.lim@kellyservices.com

With a copy to	Kelly Properties, LLC
999 W. Big Beaver Road
Troy, Michigan 48084-4782
Attn: Brian Mioduszewski
Email: BRIM681@kellyservices.com

with a copy to
its attorneys:	Dykema Gossett PLLC
39577 Woodward Avenue
Suite 300
Bloomfield Hills, Michigan 48304
Attn: Kyle R. Hauberg, Esq.
Email: khauberg@dykema.com

Purchaser:	A.F.J. Development Company L.L.C.
4036 Telegraph Road, Suite 201
Bloomfield Hills, Michigan 48302
Attn: Jordan Jonna
Email: jjonna@afjonna.com

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with a copy to
its attorneys:	David W. Yaldo, PC
4036 Telegraph Road, Suite 204
Bloomfield Hills, Michigan 48302
Attn: David Yaldo, Esq.
Email: dyaldo@sypclaw.com

To: Escrowee:	ATA National Title Group
42651 Woodward Ave
Bloomfield Hills, MI 48304
Attn: David Barris
Email: dbarris@seavertitle.com

Notices shall be deemed properly delivered and received when and if either (i) the same day when personally delivered prior to 5:00 p.m. (Detroit time); or (ii) one (1) business day after deposits with Federal Express or other overnight courier; or (iii) the same day when sent by confirmed email at or prior to 5:00 p.m. (Detroit time).
6.Escrowee Obligations. The parties agree that, except as otherwise expressly provided in Section 4 above, the actions of, and the relationship between, Purchaser and Seller shall be governed by the terms of the Agreement. In all events and under all circumstances (except as otherwise expressly provided in Section 4 above), the ultimate rights and obligations of Seller and Purchaser shall be strictly governed and controlled by the terms and provisions of the Agreement, rather than these Instructions. In the event of any conflict between the terms and provisions of the Agreement and these Instructions, the terms and provisions of the Agreement shall control in all events and circumstances except as otherwise expressly provided in Section 4 above. Notwithstanding the existence of the Agreement or any references herein to the Agreement, the parties agree that Escrowee (but not Seller and Purchaser) shall be governed solely by the terms and provisions of these Instructions. The parties furthermore agree that, except as otherwise specifically provided in Section 4 above, Escrowee is hereby expressly authorized to regard, comply with, and obey any and all orders, judgments or decrees entered or issued by any court, and, in case Escrowee obeys and complies with any such order, judgment or decree of any court, it shall not be liable to either of the parties hereto or to any other person, firm or corporation by reason of such compliance.
7.Litigation. In the event of litigation between the parties with respect to these Instructions, the performance of their respective obligations hereunder, or the effect of a termination under the Agreement or these Instructions, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, court costs and reasonable fees of counsel selected by the prevailing party. Notwithstanding any provision of the
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Agreement or these Instructions to the contrary, the obligations of the parties under this Section 7 shall survive a termination of either or both of the Agreement and these Instructions.
8.Time of the Essence. Time is of the essence of these Instructions. If any date herein set forth for the performance of any obligations by Seller, Escrowee or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.
9.Counterparts. These Instructions may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

SELLER:

KELLY PROPERTIES, LLC, a Delaware limited liability company

By: /s/ Olivier Thirot
Name: Olivier Thirot
Its: EVP, CFO Kelly Services

PURCHASER:

A.F.J. DEVELOPMENT COMPANY L.L.C., a Michigan limited liability company

By: /s/ Jordan Jonna
Name: Jordan Jonna
Its: Manager

AGREED AND ACCEPTED:

ATA NATIONAL TITLE GROUP
By: /s/ David A. Barris
David A. Barris
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Its: Vice President / Corporate Counsel

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EXHIBIT C
Seller’s Deliveries
1.Copies of any bills and other notices pertaining to any real estate taxes or personal property taxes applicable to the Project (collectively, “Tax Bills”) for the current year and the two (2) years immediately preceding the date of the Agreement.
2.Copies of all operating budgets prepared by Seller in connection with the Project for the current year and the two (2) years immediately preceding the date of the Agreement.
3.Copies of all brokerage commission, management, leasing, maintenance, landscaping repair, pest control, and other service and/or supply contracts, and any other contracts or agreements relating to or affecting the Project (collectively, “Contracts”).
4.Copies of certificates of insurance for all hazard, rent loss, liability and other insurance policies currently in force with respect to the Project and/or Seller’s business.
5.Copies of all written third-party reports, any documents, and/or data regarding soil conditions, ground water, wetlands, underground storage tanks, subsurface conditions and/or other environmental or physical conditions relating to the Project, in Seller’s possession or control.
6.Copies of all engineering and architectural plans and specifications, drawings, studies and surveys relating to the Project, in Seller’s possession or control, and copies of all records pertaining to the repair, replacement and maintenance of the mechanical systems at the Project, the roof and the structural components of the Project within the last two (2) years.
7.A schedule listing all repairs, replacements or items of maintenance costing in excess of $1,000.00 per occurrence or per item, performed at the Project, at any time or from time to time, during the two (2) years immediately preceding the Contract Date, together with supporting invoices, purchase orders and billing statements for each such item of repair, replacement or maintenance.
8.Copies of Seller’s most recent owner’s title policy issued in connection with the Project and the most recent survey of the Project.
9.Copies of all, if any, of the following in Seller’s possession or control: subdivision plans or plats, variances, parcel maps or development agreements relating to the Project; and licenses, permits, certificates, authorizations, or approvals issued by any governmental authority in connection with the construction, ownership, use and occupancy of the Project (collectively, “Governmental Approvals”).

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EXHIBIT D
Permitted Exceptions
1.The lien, if any, of real estate taxes, assessments, and/or water and sewer charges, not yet due and payable or that are not shown as existing liens in the records of any taxing authority that levies taxes or assessments on real property or in the Public Records; including the lien for taxes, assessments, and/or water and sewer charges, which may be added to the tax rolls or tax bill after the effective date.

2.Easement granted to the Oakland County Department of Public Works for construction, operation and maintenance of sanitary sewer recorded in Liber 4609, Page 780, Oakland County Records (affects Parcels 1, 2 and 3).

3.Easement granted to the City of Troy for construction, operation and maintenance of storm sewer recorded in Liber 5583, Page 451, Oakland County Records (affects Parcel 2).

4.Terms, provisions, covenants, restrictions and other matters contained in Restrictions, Covenants and Agreements Relating to Land recorded in Liber 5614, Page 70, Oakland County Records (affects Parcels 1, 2 and 3).

5.Right of Way granted to the Master Drain Drainage District for construction, operation and maintenance of Master Drain recorded in Liber 6141, Page 542, Oakland County Records (affects Parcels 1, 2 and 3).

6.Sanitary Sewer Easement recorded in Liber 6144, Page 853 and Ratification of Easement recorded in Liber 11819, Page 21, Oakland County Records (affects Parcel 2).

7.Easement granted to the City of Troy for construction, operation and maintenance of sanitary sewer recorded in Liber 6144, Page 856 and Ratification of Easement recorded in Liber 11819, Page 26, Oakland County Records (affects Parcel 2).

8.Easement granted to Consumers Power Company for construction, operation and maintenance of gas mains recorded in Liber 6173, Page 516, Oakland County Records (affects Parcel 1).

9.Easement granted to Consumers Power Company for construction, operation and maintenance of gas mains recorded in Liber 6248, Page 216, Oakland County Records (affects Parcel 2).

10.Storm Sewer Easement granted to Kimberly Scott Corporation recorded in Liber 6348, Page 194, Oakland County Records (affects Parcels 1 and 2).

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11.Easement granted to Consumers Power Company for construction, operation and maintenance of gas mains recorded in Liber 10447, Page 61, Oakland County Records (affects Parcel 2).

12.Permanent Easement granted to the City of Troy for construction, operation and maintenance of sidewalk recorded in Liber 17099, Page 354, Oakland County Records (affects Parcel 1).

13.Terms and provisions contained in Voluntary Agreement for Landscape Installation and Maintenance recorded in Liber 17099, Page 443, Oakland County Records (affects Parcels 1).

14.Terms, conditions, provisions and stipulations contained in Declaration of Taking recorded in Liber 37688, Page 64 and Partial Consent Judgment entered December 29, 1994 in Oakland County Circuit Court Case No. 94-480120-CC entitled, "City of Troy, a Michigan municipal corporation, Plaintiff vs. Kelly Properties, Inc., a Michigan corporation; Andries-Butler Properties, a Michigan registered co-partnership; and the Mastin Drain Drainage District, Defendants" (affects Parcels 1 and 2).

15.Easement granted to the City of Troy for construction, operation and maintenance of watermain recorded in Liber 6279, Page 509, Oakland County Records (affects Parcel 3).

16.Water Main Easement granted to the City of Troy recorded in Liber 8558, Page 310, Oakland County Records (affects Parcel 3).

17.Easement for Gas Pipeline granted to the City of Troy recorded in Liber 8558, Page 312, Oakland County Records (affects Parcel 3).

18.Storm Drain Easement granted to the City of Troy recorded in Liber 8558, Page 315, Oakland County Records (affects Parcel 3).

19.Sanitary Sewer Easement granted to the City of Troy recorded in Liber 8558, Page 317, Oakland County Records (affects Parcel 3).

20.Underground Easement granted to The Detroit Edison Company and Michigan Bell Telephone Company for construction, operation and maintenance of utility line and communications facilities recorded in Liber 8561, Page 278, Oakland County Records.

21.Terms and provisions contained within, and easements created by Cross-Access or Joint-Drive Easement recorded in Liber 9386, Page 804, Oakland County Records (affects Parcels 4).

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22.Terms and provisions contained within, and easements created by Cross-Access or Joint-Drive Easement recorded in Liber 9630, Page 559, Oakland County Records (affects Parcels 4).

23.Any rights, title, interest or claim thereof to that portion of the land taken, used or granted for streets, roads or highways.

24.Rights of tenants in possession or pursuant to unrecorded leases.

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Exhibit E
Contracts

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Exhibit F
Kelly Lease Terms
The principal terms of the Kelly Leases are set forth below:
(a) 999 West Big Beaver Lease:
        (i) 15 Year Initial Term, with four (4) 5-year options;
        (ii) $18.00 per sq. ft., triple net, with 1.25% annual increases; options at fair market value rent;
        (iii) “As is” delivery;
        (iv) Minimum Parking: Greater of (A) 650 parking spaces and (B) number of legally required parking area; and
        (v) Mutually agreeable “Tenant Control Area” to insure parking and access rights.
(b) 911 West Big Beaver Lease:
        (i) Three (3) month Term;
        (ii) Zero Dollars ($0.00) per sq. ft., triple net; Tenant to only pay operating expenses during lease term; and
        (iii) “As is” delivery.
(c) 2690 Crooks Lease:
        (i) One (1) year Term;
        (ii) 100% occupancy for initial three (3) months of Term; 50% occupancy for remaining nine (9) months of Term;
        (ii) $16.00 per sq. ft., triple net;
        (iii) “As is” delivery.
Purchaser acknowledges and agrees that Purchaser as landlord under the Kelly Leases, will agree to comply with Kelly’s Corporate Sustainability Strategy, External Assessments and Customer Requests, in the future operation of the leased premises pursuant to the terms of the Kelly Leases. Purchaser acknowledges that it has received Kelly’s Corporate Sustainability Strategy, External Assessments and Customer Requests.

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